                                                         EXHIBIT 3.0
                                                                 -----------

                               [GRAPHIC  OMITTED]



                           ARTICLES  OF  INCORFORATION

                                       OF

                               ESSENTIAL TEC, INC.

     FIRST.       The  name  of  this  corporation  is  ESSENTIAL  TEC,  INC.

     SECOND.     Its resident agent and registered office in the State of Nevada is as follows: PARA CORP at 3l8 N. Carson Street. Suite 208, Carson City, Nevada 89701.

     TH1RD.     The  total  number of shares which the corporation is authorized to issue is Ten Million (10,000,000) shares of common stock with a par value of $.001 and 500,000 snares of preferred stock par value $.001.

     FOURTH.     The  governing  body  of  this  corporation  shall  be known as directors, and the number of directors may from time to time be increased or decreased in such a manner as shall be provided by the bylaws of the corporation.

     The names and addresses of the first board of director, which shall consist of two directors is as follows:

                                   Tariq Khan
                                  Imran Husain
                              318 N. Carson Street
                                    Suite 208
                              Carson City, NV 89701

     FIFTH. The name and address of the incorporator signing the Articles of Incorporation is as follows:


                               Lawrence W. Horwitz
                          Two Venture Plaza, Suite 350
                                Irvine, CA 92618

     SIXTH. At all election of directors of the corporation, each holder of stock possessing voting power is entitled to as many votes as equal the number of shares multiplied by the number of directors to be elected, and he may cast all of his votes for a single director or may distribute them among the number to be voted for or any two or more of them, as he may see fit.

     SEVENTH. No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statues. Any repeal or modifications of this Article by me stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 19th day of January, 2000.


                                        _______________________________
                                        Lawrence  W.  Horwitz,  Incorporator